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FOR IMMEDIATE RELEASE

MEDIA CONTACTS:                                         INVESTOR CONTACT:
Katie O'Loughlin                                        Annmarie Russell
Open Market, Inc.                                       Open Market, Inc.
oloughlin@openmarket.com                                russell@openmarket.com
781-359-7366                                            781-359-7589


              OPEN MARKET ANNOUNCES THE PROMOTION OF RON MATROS TO
                            CHIEF EXECUTIVE OFFICER


BURLINGTON, MA - January 12, 2000 -- Open Market, Inc. (NASDAQ: OMKT), the market share leader in Internet commerce software, today announced that effective February 5, 2000, Ron Matros will become the company's Chief Executive Officer, also retaining the title of President. Mr. Matros has served as the company's President and Chief Operating Officer since the merger with FutureTense, announced in July 1999. Mr. Matros previously served as the Chief Executive Officer of FutureTense. Gary Eichhorn, Open Market's former Chief Executive Officer, will be retiring from the company.

"Having completed a strong year and led the successful merger, the board had the confidence in Ron to complete the process of his ascension to lead Open Market into the 21st century," said Shikhar Ghosh, Open Market's founder and chairman. "Ron has a strong track record in building successful customer-focused, market-driven organizations. The dramatic growth of the FutureTense business is a prime example of his sound leadership."

Mr. Ghosh continued, "Gary's leadership of the company has allowed us to rank among the leaders in the e-business market. We thank Gary for his contributions and wish him the best as he moves on to spend time with his family and embark on new challenges."

"I am pleased that the Board approved my recommendation to promote Ron to the company's chief executive," said Gary Eichhorn, Open Market's current Chief Executive Officer. "The company is coming off a record year of creating shareholder value and accomplishing other important metrics and is well positioned to take advantage of its promising future opportunities."

"I am eager to take on the leadership of an organization with such a strong market presence and a world-class talent and technology base," said Ron Matros, President of Open Market. "The effects of the Internet on business are exploding throughout the global economy, and we believe that Open Market will be a significant participant in the growth of this market in the years ahead. I am personally thrilled to have the opportunity to lead Open Market in these exciting times."

                                     (MORE)
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OPEN MARKET ANNOUNCES THE PROMOTION OF RON MATROS TO
CHIEF EXECUTIVE OFFICER                                               2-2-2-2

ABOUT OPEN MARKET

Founded in 1994, Open Market, Inc. (NASDAQ: OMKT) is the market-share leader in Internet commerce software with more than 30,000 merchant licenses sold worldwide and over 12,000 in production. Open Market offers an integrated set of open, scaleable applications that enable enterprises to move their businesses to the Web. Open Market's products enable companies to build dynamic, personalized, revenue generating Web sites that are cost effective, easy to manage and quickly adapt to changing business requirements. Among Open Market's distinguished roster of global customers are many of the most popular domains on the Web, including Lycos.com, AOL.com, and the Wall Street Journal Interactive Edition; major industrials such as Acer, Ingram Micro, Milacron, and Siemens; and 10 of the world's top 13 national telephone companies. Open Market's content management software is used by companies including Lucent Technologies, Financial Times of London, Hitachi, and Chase Manhattan Bank. The company, headquartered in Burlington, Massachusetts, has a presence in 30 countries. Open Market's international head office is in the UK with additional offices in Australia, Canada, France, Germany, Italy, Japan and The Netherlands. Open Market can be reached by calling 1-888-OPEN-MKT (toll-free) or 1-781-359-3000 in the U.S. or +44 (0)1753 838 000 in the U.K. or by visiting http://www.openmarket.com.

                                      ###

This news release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the company's limited operating history, the Company's ability to integrate FutureTense in its operations, delays in product development, development of the Internet market, changes in product pricing policies, competitive pressures, and the risk factors detailed from time to time in the company's periodic reports and registration statements filed with the Securities and Exchange Commission.

Open Market, Transact, IPS, ShopSite, and FutureTense are trademarks or registered trademarks of Open Market, Inc. in the United States and other countries. All other names are used for identification purposes only and may be trademarks of their respective owners.